Exhibit 99.2
CORPORATE PARTICIPANTS
Steven Gerard
CBIZ, Inc. — Chairman and CEO
Ware Grove
CBIZ, Inc. — CFO
CONFERENCE CALL PARTICIPANTS
Josh Vogel
Sidoti & Company — Analyst
Robert Kirkpatrick
Cardinal Capital Management — Analyst
Vincent Colicchio
Noble Bank Group — Analyst
Bill Sutherland
Boenning & Scattergood — Analyst
Joe Loconti
Private Investor
PRESENTATION
Operator
Good morning, Ladies and Gentlemen, and welcome to the CBIZ first quarter 2008 results conference call. At this time all participants are in a listen-only mode. Later we will conduct a question-and-answer session. Please note that this conference is being recorded.
I will now turn the call over to Mr. Steven Gerard, Chairman and Chief Executive Officer of CBIZ. Mr. Gerard, you may begin.
Steven Gerard - CBIZ, Inc. — Chairman and CEO
Thank you, Christine. Good morning everyone, and thank you for calling in to CBIZ’s first quarter of 2008 conference call.
Before I begin my comments I’d like to remind you of a few things. As with all of our conference calls, this call is intended to answer the questions of our shareholders and analysts. If there are media representatives on the call, you’re welcome to listen in. However, I ask that if you do have questions you hold them until after the call and we’ll be happy to address them at that time.
This call is also being web cast and you can receive — you can access the call across our website at www.cbiz.com. You should have all received a copy of the press release we issued this morning. If you did not you can access it on our website or you can call the corporate office for a copy.
Finally, please remember that during the course of the call we may make forward-looking statements. These statements represent management’s intentions, hopes, beliefs, expectations and predictions of the future. Actual results can, and sometimes do, differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in forward-looking statements is contained in our SEC filings, Form 10-K and press releases.
Joining me on the call this morning is Ware Grove, our Chief Financial Officer.
Prior to the opening today we released our first quarter earnings and we’re pleased to report a revenue growth of 10.6% and an increase in earnings per share from continuing operations of 22%. These results are exactly in line with the guidance that we have given in our prior phone conference, and they’re consistent with the long-term guidance we’ve given to each of you as to the direction of the Company.

Included in the results today, our three largest operating groups all posted growth in revenue and, while there are a number of moving parts in the financial statements, on balance, the results for the quarter were where we expected them to be.
What I’d like to do is hand this over to Ware to give you the details and then I’ll come back and talk about some of the general trends we are seeing.
Ware Grove - CBIZ, Inc. — CFO
Thanks, Steve, and good morning everyone. As I normally do, let me take a few minutes to run through the highlights of the financial results that we released earlier today for the quarter ended March 31, 2008.
As you look at the first-quarter results for 2008 compared with 2007, please bear in mind that 2007 results have been restated for the impact of discontinued operations. You will also note the depreciation and amortization expense is no longer reflected as a separate line item in the income statement. We have included the majority of this item in the operating expense line as a more traditional presentation of gross margin for the business operations. But you can still find this information in note #3 to the quarterly results. There you will see the depreciation and amortization expense was approximately $3.8 million for the first quarter this year compared to approximately $3.4 million for the first quarter a year ago. About 10% of this total expense is reflected as part of G&A expense, with the balance reflected in our operating expenses.
Total revenue in the first quarter was $197.4 million, which was an increase of $18.9 million, or 10.6%, over total revenue in the first quarter of 2007. Our same-unit revenue increased by 5.0%, and newly-acquired operations contributed an additional 5.6% to the revenue growth in the first quarter.
As we mentioned in the earnings release, this represents the 19th consecutive quarter of same-unit revenue growth for CBIZ. In the first quarter of 2008, same-unit revenue grew by 7.4% in our Financial Services Group; grew by 2.5% in our Employee Services Group; grew by 7.5% in our Medical Management Professionals Group; and for our National Practices Group, which is primarily comprised of Technology Services, same-unit revenue declined by 10.5% compared with the first quarter a year ago.
Newly-acquired businesses contributed $10.0 million to revenue growth in the first quarter, which was a 5.6% growth rate, compared with the revenue recorded in the first quarter a year ago, as restated.
The acquisition of Healthcare Business Resources, the $30 million emergency medicine billing services business, which we announced in the fourth quarter of 2007, will make a good contribution to revenue growth in 2008.
In addition, we have announced three smaller acquisitions so far this year, two of which were announced prior to our 2007 year-end conference call. These newly-acquired businesses will make a nominal contribution to revenue and earnings growth in 2008, and this was considered as we provided the full-year 2008 guidance earlier this year for revenue and earnings growth.
Our acquisitions are performing well. Consistent with our long-term strategy, this creates a very nice blend of revenue growth, sourced from the combination of same-unit revenue and from newly-acquired businesses. And we continue to review a pipeline of potential future acquisitions.
For the first quarter ended March 31, 2008, net income from continuing operations rose to $17.2 million, compared with $14.8 million for the first quarter a year ago. Earnings-per-fully-diluted share from continuing operations rose to $0.27 per share from $0.22 per share a year ago, an increase of 22.7%.
Importantly, the margin on income from continuing operations, before tax, increased to 14.6%, or 50 basis points higher than the first quarter a year ago. And that is consistent with our long-term goal to improve margins.
In addition to the acquisitions we have made so far in 2008, we’ve also been actively repurchasing shares of our common stock. Through the first quarter ended March 31st, we repurchased approximately 2.5 million shares at a cost of approximately $22.2 million. During the first quarter we conducted open-market repurchases, and since March 15th we have utilized a 10b5-1 program to repurchase shares. And since the end of the quarter, we have repurchased approximately 900,000 additional shares at a cost of approximately $7.9 million. As a result of this activity, we expect that the fully-diluted share count for the full year of 2008 will be approximately 65 million shares.

At March 31, 2008, days sales outstanding on receivables stood at 79 days. This compares with a DSO of 80 days for the first quarter a year ago. At March 31st, this year, the balance in our unsecured bank line of credit stood at $75 million, and that compares with an outstanding balance of $30 million at December 31, 2007.
Let me remind you that CBIZ historically uses cash in the first quarter of the year, and that’s primarily related to the seasonal nature of our tax services business. And, of course, we have used cash for the acquisitions, including earn-out payments, and the share repurchases activities that I described a minute ago.
About 30 days ago we announced that we elected to increase the availability on our unsecured credit facility from $100 million to $150 million. The banks who participate in this facility all agreed to fund their pro rata share of this $50 million increase and we enjoy very strong support from our bank group. This unsecured credit facility is available to CBIZ, not only to fund our seasonal needs, but also fund acquisition activity and share repurchases. Our cash flow in 2008 continues to be strong and the decision to put this increase in place was simply driven by our desire to maintain flexibility and maintain ready access to capital as we continue to address future acquisition and share repurchase opportunities.
Capital spending in the first quarter was $1.3 million and we expect a level of total capital spending for 2008 to be within a range of $6 to $8 million for the full year. As of March 31st, this year, debt-to-equity stood at 78.2%, and total debt was approximately 2.3 times our 12-month EBITDA, or about 1.0 times EBITDA, excluding the $100 million convertible note debt. As of the close of business yesterday the balance in our credit facility stood at $78.9 million, which, as I mentioned earlier, reflects seasonal peak borrowing levels.
During the conference call earlier this year when we announced our year-end 2007 results, we talked about several auction-rate security investments that we hold within the portfolio funds that are held for clients in connection with our payroll business. At that time we had not experienced any failed auctions for these securities. But, as most of you are aware, the market for auction-rate securities has deteriorated since that time.
At this time, we continue to hold several issues that carry a total par value of approximately $23.4 million, and, considering the combination of the underlying issuer and the bond insurer who backs the security, each of this — each of these issues continues to carry an investment-grade credit rating at this time. Due to the failed auctions, however, these securities are now paying the higher penalty rate of interest that is called for in each instrument. The investments held in the auction-rate securities are a small part of the total portfolio and we have no need to liquidate any of these securities, either now or in the foreseeable future. However, due to the current lack of liquidity in this market, we are classifying these securities as long-term holdings in the balance sheet at March 31, 2008, and also, due to the lack of liquidity in this market, we will be reducing the value of these holdings by approximately $2.1 million in the March 31, 2008 balance sheet to recognize what we consider to be a temporary reduction in the value of these securities. There is no impact to the income statement and the reduction in value will be reflected as a charge to equity in the balance sheet.
Now turning back to the results for the first quarter, we were very pleased to continue the revenue growth in excess of 10%, and especially pleased that we have been able to improve margins so that the top line growth continues to translate into an increase in earnings per share from continuing operations at a greater rate and for the first quarter of 22.7%.
With these results in the first quarter, we remain confident in achieving our previously-stated goal for 2008, which is to grow revenue by at least 10% and to improve earnings per share by greater than 20% over the $0.43 per share normalized for 2007, which I remind you excludes the $0.07 per share impact of the non-recurring gain that we announced in the fourth quarter of 2007.
So with these comments, let me conclude and I’ll turn it back over to Steve.
Steven Gerard - CBIZ, Inc. — Chairman and CEO

Thank you, Ware. Let me make a few comments on what we’re seeing in the economy today.
It is clear that the economic malaise that seems to be spreading across the country is affecting our clients to the extent that we are seeing the deferral of projects that we knew were on the drawing board. There was no impact in the first quarter other than the technology businesses, which is typically the first business to react, and the $1.2 million decline in revenue was directly related to — quarter over quarter, to projects and activities in our technology businesses that have been deferred or possibly postponed.
We are not seeing any significant amount of distress in our clients today. Our cash collections are on target. Our DSOs have improved. Our loan balance is where we thought it was going to be and our bad debts have not increased.
So, what we are seeing is a deferral of projects that could affect us over the rest of the year. As Ware indicated, we are highly confident of the guidance we’ve given of 10% minimum top line and 20% minimum EPS, but we will see some impact as our clients continue to re-examine their own activities and make investment decisions.
We, of course, are responding accordingly with re-ordering our organization to face-off against the markets that we see, so we don’t expect it will have a material impact on us this year.
The acquisition pipeline, as Ware has indicated, continues to be strong and while there are no guarantees, we typically close three to five transactions per year. We’ve already closed three this year, so we’re on pace to our normal program.
There have been a number of questions recently about our Medical Practice business, so let me respond to that, knowing that we’ll get some questions. The Medical Practice business, as you can see from our release, is strong and growing. In last year’s first quarter number there was about $450,000 of revenue and income attributable to the Medicare reduction that hadn’t hit us yet but subsequently did hit us, so the results for last year are actually slightly — contain that gain. This year we are looking out the rest of this year and not seeing any expected change in Medicare reimbursement rates for 2008, so we are reasonably comfortable with the projections that we have for that business.
With that, let me stop and ask for any questions we may have of our analysts and shareholders, and then I can come back with some concluding remarks.
QUESTION AND ANSWER
Operator
Thank you. We will now begin the question-and-answer session. (OPERATOR INSTRUCTIONS). The first question comes from Josh Vogel from Sidoti & Company. Please go ahead.
Josh Vogel - Sidoti & Company — Analyst
Hey, good morning. Thank you. I know you mentioned that cash collections are strong, but I was just curious if you were seeing any sort of credit issues from any of your smaller clients. I know that some other of your competitors in the payroll business have been seeing that and I was wondering if you guys were.
Steven Gerard - CBIZ, Inc. — Chairman and CEO
We’ve seen no significant change in the credit quality of our clients. Appreciate we have almost 90,000 clients. It’s certainly possible that one or two somewhere may be in trouble, but we’re not seeing any trend and our bad debts have not deteriorated. In fact, they’ve actually — they’re a little bit better, so, no, for whatever reason, we are not yet seeing any significant amount of distress with our existing clients.

Josh Vogel - Sidoti & Company — Analyst
Okay. And then, if we look at the Employee Services Group, the margins came in a little bit lighter than what I was looking for and I was wondering what was driving that pressure. The gross margin came in a little lighter.
Steven Gerard - CBIZ, Inc. — Chairman and CEO
Well, I can tell you it came in lighter than I was looking for too. There are a couple of very specific reasons. Obviously, our P&C business margins are down as is most P&C across the country. Our Wealth Management revenue and margins are down, given the asset levels that we get paid on. And we continue to have some issues, not in our Retail business, but in our National Employee Services issues with one or two of our business units that we’re — that we’re working on.
So, it’s really a combination of three different factors driving the margins a little bit lower than where we would have expected them. Now, one of the other businesses that does get affected when things slow down is some of the consulting work we do in our Human Capital business, and we’ve seen a little bit of a sell-off in that as well.
Josh Vogel - Sidoti & Company — Analyst
Do you expect these margin pressures to persist throughout the year?
Steven Gerard - CBIZ, Inc. — Chairman and CEO
I’m expecting that the margins for the Employee Services business will improve significantly from the 18.6% that was reported in the first quarter.
Josh Vogel - Sidoti & Company — Analyst
You mean throughout the year?
Steven Gerard - CBIZ, Inc. — Chairman and CEO
Yes, over the year I expect it to — I expect the year-end to be a higher number and I expect to see improvement quarter over quarter as we go forward.
Josh Vogel - Sidoti & Company — Analyst
Okay, great! And just switching over to MMP, now that the reimbursement legislation is pretty much annualized here, should we — how should we look at the margin in that division? Should we expect it to be up year over year?
Steven Gerard - CBIZ, Inc. — Chairman and CEO
Well, the margin is already up year over year, quarter over quarter. I think the margin for ‘07 first quarter was 9.9% and the margin here is 11.5%. And it’s actually better than that when you consider the $450,000 in the first quarter of last year. But we are expecting margin improvement — we are expecting annual margin improvement in all three of our major businesses year over year.
Josh Vogel - Sidoti & Company — Analyst

Great! And now, if all of your acquisitions that you’ve made, if they hit their targets, what would the total earn-out be that you would have to pay in ‘08?
Steven Gerard - CBIZ, Inc. — Chairman and CEO
Oh, in ‘08?
Ware Grove - CBIZ, Inc. — CFO
Yes. Most — most of the earn-outs — and it just kind of falls this way on a calendar — occur in the first quarter. So, the spending we talked about from acquisitions basically occurs primarily in the first quarter. The — on an annualized basis, I think we’ve got a tail of approximately $15 to $17 million over the next two to three years on current acquisitions should they hit their targets and we hope that they do. The earn-out obligation would be approximately that amount.
Josh Vogel - Sidoti & Company — Analyst
Okay, great! And just lastly, what did you say you thought the year-end share count would be for 2008?
Ware Grove - CBIZ, Inc. — CFO
Approximately 65 million shares.
Josh Vogel - Sidoti & Company — Analyst
Okay, thank you.
Operator
The next question comes from Robert Kirkpatrick from Cardinal Capital. Please go ahead.
Robert Kirkpatrick - Cardinal Capital Management — Analyst
Thank you and good morning. Could you maybe — I want to follow-up here on the acquisitions. What was the total amount that was paid in earn-outs and in acquisitions during the first quarter?
Ware Grove - CBIZ, Inc. — CFO
In the first quarter we paid out $17.1 million for earn-outs and for newly-acquired businesses.
Robert Kirkpatrick - Cardinal Capital Management — Analyst
Great! And it looked like there was a pretty good-sized drop in your operating expenses recorded by corporate and not directly allocated to the business units, which you talk about in footnote #2 at the end of your press release where it kind of almost fell in half, from $5.5 to $2.75 million. Could you address that please?
Ware Grove - CBIZ, Inc. — CFO
Oh, boy, Rob, I’m not — I’m not sure exactly what that number is. Hold on one second.

Robert Kirkpatrick - Cardinal Capital Management — Analyst
Sure.
Ware Grove - CBIZ, Inc. — CFO
Okay. Deferred comp, we’ve talked about that before. We have this Rabbi Trust set up and now it’s for the deferred comp salary deferrals that people at CBIZ have an option for under the Plan. The assets under that Plan are now slightly in excess of $20 million. In fact, at year-end they were $22 million. And unfortunately, in the first quarter we experienced losses on that.
So, the accounting for that runs through G&A and operating expense as a reduction in compensation expense. So, a good piece of that was, I think, in that line, Rob. The — I want to remind you that the accounting for the deferred comp is — nets out when you get to the pre-tax income line and that’s why we emphasize the pre-tax income margin in our discussions.
If, in fact, you have a reduction in compensation expense related to the losses in the market value, you also have an ordinary — I’m sorry — an other income loss in the pre-tax income. So, when you get to pre-tax income, there is absolutely no impact net of that item. So, that’s primarily what that is.
Robert Kirkpatrick - Cardinal Capital Management — Analyst
Great! Thank you so much for clarifying that. I appreciate it.
Operator
The next question comes from Vincent Colicchio from Noble Bank Group. Please go ahead.
Vincent Colicchio - Noble Bank Group — Analyst
Good morning guys. Nice quarter. A question on the National Practices. It looks like that business obviously had a weak quarter. What sort of growth do you expect from that business in terms of what’s embedded in your 10% revenue growth expectation for National Practices?
Steven Gerard - CBIZ, Inc. — Chairman and CEO
Yes, I’m not expecting the kind of growth in the National Practices Group. Appreciate that it’s a relatively small piece of the total pie at some $40+ million. It’s primarily a technology-driven business. Half of the technology business is in Edward Jones, which is our largest single client, and that’s pretty constant. So, what we’re looking at is a decline in the revenue of the other half, or namely, $20 million.
We’re not expecting — we have a number of projects that we’re planning for, or we have a number of opportunities, but at this point, I’m not expecting that business to grow revenue this year.
Vincent Colicchio - Noble Bank Group — Analyst
Are there any segments that — where you’re seeing competitors cut prices aggressively in response to market positions?
Steven Gerard - CBIZ, Inc. — Chairman and CEO
Well, I think this is a highly competitive — all of our businesses are in highly competitive markets and certainly we’re seeing pressure on the P&C side of the business. We’re seeing pressure on the Medical Practice side of the business, but that pressure tends to come from people who are just trying to gain market share at this point in time.

I wouldn’t call it — I don’t think we’re seeing in any significant way the kind of predatory pricing that you might see when people are just trying to survive. We’re not seeing that. We don’t have those kinds of relationships with our clients and we’re not seeing very much of that. There is general pricing pressure today. And I would expect that there will be general pricing pressures the rest of this year. When the economy slows down and people scurry for business, one of the things they do is that they try to attack pricing. As, by the way, will we for all of our prospects.
So, my guess is that what we may lose in pricing due to competitive pressure we should be able to make up with our marketing and sales efforts.
Vincent Colicchio - Noble Bank Group — Analyst
To what extent, on the acquisition side, to what extent is the economy helping you? Are prices getting a lot more attractive in areas of interest?
Steven Gerard - CBIZ, Inc. — Chairman and CEO
I think prices are getting slightly more attractive. I wouldn’t classify it as a lot more. And that’s driven as much by the fact that the debt markets are tight and that the private equity people are sitting on the sideline as much as it is the general economy. The businesses that we are looking at, all, quite frankly, have good growth behind them and good growth opportunities. So, I think pricing becomes a little bit more rational this year, but none of the businesses we’re looking at today and none of the businesses we’re in really are going to be affected by significantly discounted pricing, given what the economic situation is.
Vincent Colicchio - Noble Bank Group — Analyst
Thank you.
Operator
(OPERATOR INSTRUCTIONS). The next question comes from Bill Sutherland from Boenning & Scattergood. Please go ahead.
Bill Sutherland - Boenning & Scattergood — Analyst
Thanks. Good morning. Steve, you mentioned the fact that you’re starting to hear about project deferrals and maybe some impact on some of those business trends in the second half in particular where your recurring types of revenue, particularly Financial Services is less of percent of total. I’m just curious, with that outlook and in your feeling comfort — high comfort with at least 10% revenue growth, do you think the mix of revenue in the back half will be a little more dependent on acquired revenue?
And then, secondly, are you all looking at your revenue forecast right now without any other acquisitions yet to be completed? Thanks.
Steven Gerard - CBIZ, Inc. — Chairman and CEO
We are looking at the revenue forecast without any acquisitions in our statement that we’re — we are very comfortable with the guidance we gave. And any acquisitions we would likely make the rest of this year probably wouldn’t have a significant impact on this year’s P&L. But, let — but, it’s a good question because let me remind everyone on the phone of what we’ve been saying for five years, which is we have a long-term model that says we think we can grow the top line at 10% and the bottom line EPS at a minimum of 20%, with a combination of three factors — our organic growth, our cross-serving, which is internal organic growth, and our acquisitions.
But we’ve also said that in any given year one might be slightly higher than the other and that that 10% averages out over time. If you look at our last five years, we’ve actually been growing two-thirds organic and one-third by acquisition. But it is possible that this year, if you look at the first quarter, the revenue growth was basically 50/50 in terms of organic and acquisition growth. And it may turn out this year that we would get to the 10% in a little bit different way.

But that, I think, is very consistent with what we’ve said we would try and do. Our job as a team here is to drive those two lines, and if one looks short versus the other, that — we think we can make it up.
As to the question on the second half of the year, I don’t know at this point. I don’t think we have visibility enough at this point to know whether the mix at the second half is going to be dramatically different. I would remind everyone that we have over 80% reoccurring revenue and over 90% client retention rates historically.
And so, with that huge amount of reoccurring revenue, we should be all right in the second half of the year, even if we see some of the projects slacking off. And I think we will see some, but we have very aggressive marketing plans and very aggressive new business plans to generate incremental revenue that we think will offset that.
Bill Sutherland - Boenning & Scattergood — Analyst
And on cross-serving, did you all update how that’s going for the year?
Steven Gerard - CBIZ, Inc. — Chairman and CEO
I don’t believe we’ve updated. Our goal for 2008 is considerably higher than our goal for 2007, and we’re — quarter over the quarter we’re pretty much on track with where we need to be, so the cross-serving effort continues at pace.
Too soon to tell how close we’ll come to the goal. A lot of this stuff gets entered in the system kind of late, but we think we’re all right with that.
Bill Sutherland - Boenning & Scattergood — Analyst
Okay, good! Thanks, Steve.
Operator
The next question comes from Joe Loconti, a private investor. Please go ahead.
Joe Loconti - Private Investor
Hey, guys. Fabulous quarter! I’m very impressed with the operation. I just wanted to ask you a question about the share purchase — repurchase program. Could you give me the thought process behind the share repurchase program in that were you using your funds for the acquisition that you could otherwise be doing acquisitions with? Tell me the thought process behind buying the stock back as opposed to using it for other acquisitions.
Steven Gerard - CBIZ, Inc. — Chairman and CEO
Sure, Joe, I’d be happy to. The fact of the matter is that the first priority every single day is acquisitions. That’s clear and I think we’ve said that almost every conference call. What we tend to look at is what’s our acquisition pipeline and when do we think they’ll close, and what’s our available cash and our incoming cash flow? And when we think we have enough cash to continue to do the acquisitions that we have slated and buy our shares back, and when that’s accretive, then we’ll go ahead and buy the shares back. So, with respect to this first quarter, we completed three acquisitions and still had, as our projections go, significant excess cash flow available for repurchase. Since there was nothing else imminent on the acquisition side we went ahead with our continued repurchase plan. If the day were to come when the near-term acquisition pipeline was so huge so as to use up available cash, we wouldn’t be buying any shares because clearly we want to be building the Company via acquisitions first.

Joe Loconti Private Investor
But could you pay up a little bit more for the acquisitions as opposed to — and be accretive as opposed to buying the stock at —?
Steven Gerard - CBIZ, Inc. — Chairman and CEO
No, the decision to — what we pay is not a function of how much cash we have. The decision of how much we pay is what’s the value of the acquisition or what do we think the return is going to be. So, if we put more money on the acquisitions we wouldn’t be buying companies at a higher price because we had more cash. We’d much rather stay very focused in the model we have for making acquisitions, all of which have been successful so far, and pay within that range rather than overpay because we had the cash. We have a very strong pipeline now of acquisitions, so I’m comfortable that we’ll be able to do some more, but in the meantime, we’ve got the cash to use for acquisitions.
Joe Loconti Private Investor
Very good. Thank you very much.
Steven Gerard - CBIZ, Inc. — Chairman and CEO
Thank you, Joe.
Operator
Gentlemen, at this time there are no additional questions. Please go ahead with any concluding comments.
Steven Gerard - CBIZ, Inc. — Chairman and CEO
Well, okay. If there are no other questions, let me just summarize by saying I think this was a good quarter. I think we have a challenging year ahead. We’re going to have to work harder on the revenue line and continue to focus on the margin line. As Ware indicated, we are reiterating our guidance, which is a minimum of 10% top line, a minimum of 20% EPS, including a 50-basis point margin improvement.
For all of our employees that are listening to these calls I again thank you. I know that this was a hard quarter and I know that the next ones may even be a little bit harder, but the Company has got a lot of momentum behind them, so we’re reasonably comfortable with the guidance we’ve given.
With that, I thank our shareholders for their support and I look forward to talking to you at the next conference call.
Operator
Thank you for participating in the CBIZ first quarter of 2008 results conference call. This concludes your conference for today. You may all disconnect at this time.